Exhibit 99

Titan International, Inc.
Net sales increase 11% in second quarter 2005

Quincy, IL. - Titan International, Inc. (NYSE: TWI)
July 27, 2005

Second quarter highlights:
• Net sales increased $13.5 million or 11% second quarter 2005 compared to second quarter 2004. The net sales of $134.7 million this quarter compare to $121.2 million in the second quarter of last year.

• Income from operations (not including the idled assets depreciation of $1.3 million) was $14.3 million, an improvement of $1.6 million or 13% in the quarter, when compared to $12.7 million for second quarter 2004.

• The Company exchanged $33.8 million of convertible notes for equity.

• Debt declined $52.3 million in the quarter to a balance of $111.1 million, the lowest debt level since Titan’s first year as a public company in 1993.

• Adjusted net income in the quarter was $7.5 million, an increase of 33% over the $5.6 million net income result in the second quarter of 2004. Adjusted net income has been adjusted to reflect a 39% tax rate and does not include: i) idled assets depreciation of $1.3 million and ii) convertible debt conversion charge of $7.2 million.

• Adjusted basic earnings per share in the quarter was $.44 per share, a 38% increase over the $.32 per share recorded in the second quarter of 2004. Adjusted basic earnings per share has been adjusted to reflect a 39% tax rate and does not include i) idled assets depreciation of $1.3 million and ii) convertible debt conversion charge of $7.2 million.

Statement of Chief Executive Officer:
“With Titan’s sixth consecutive quarter of strong income from operations and the exchange of a portion of the senior convertible notes, Titan’s debt balance of $111.1 million at quarter end was the lowest since our first year as a public company in 1993,” stated Maurice Taylor Jr., Titan chairman and CEO. “The Company achieved strong operating results and our equity increased by more than $43 million in the quarter.”

“The Company was approached by large convertible note holders to exchange the fair value of the notes for Titan stock and we agreed as this transaction substantially strengthened Titan’s balance sheet. The approximate market value of the notes was $1,330 per $1,000 note and Titan exchanged 3,022,275 shares for $33.8 million of our convertible notes,” stated Taylor. “ Instead of recording it as an equity for debt transaction, the independent accounting guidance is to value the note at the issuance price of $1,000 and the stock price at a higher level. Therefore, the transaction resulted in a non-cash charge to the income statement of $7.2 million. Operationally, Titan had a strong quarter and a great first half of the year despite this debt conversion charge.”

Year-to-date highlights:
• Year-to-date net sales increased $32.1 million, or 13%, to $270.8 million when compared to 2004 year-to-date net sales of $238.7 million, excluding Titan Europe. Recorded 2004 year-to-date net sales were $288.2 million, including $49.4 million of Titan Europe sales.

• Adjusted basic earnings per share year-to-date was $.96, a 78% increase over the $.54 per share recorded for the first half of 2004. Adjusted basic earnings per share has been adjusted to reflect a 39% tax rate and does not include i) idled assets depreciation of $2.7 million and ii) convertible debt conversion charge of $7.2 million. Adjusted basic earnings for the first half of 2004 do not include $0.4 million of Titan Europe consolidated income.

Financial overview:
Titan International, Inc. reported net sales of $134.7 million for second quarter of 2005, an increase of 11% compared to $121.2 million for the previous year’s quarter. Net sales for the first half of 2005 were $270.8 million, up from $238.7 million for the first half of 2004 on a pro forma basis, adjusted for the sale of Titan Europe in April 2004. Reported sales for the first half of 2004 were $288.2 million.

Income from operations (not including idled assets depreciation of $1.3 million in the quarter and $2.7 million year-to-date) was $14.3 million and $29.7 million respectively. These results compare to last year’s $12.7 million and $24.0 million, for the quarter and year-to-date. Last year’s year-to-date number does not include $0.4 million of Titan Europe consolidated income. (See Idled assets marketed for sale depreciation.)

Titan reduced debt by $52.3 million, or 32%, in the quarter. The substantial quarterly debt reduction resulted from the positive operating results of the Company and Titan finalizing a private transaction in June 2005 to exchange $33.8 million of 5.25% senior convertible notes due 2009 into Titan common stock as proposed to the company by certain note holders. The exchange resulted in 3,022,275 shares of Titan common stock issued to retire $33.8 million of notes and a non-cash convertible debt conversion charge of $7.2 million. (See Noncash convertible debt conversion charge.)

The income tax benefit recorded for the second quarter was $0.4 million. Income tax expense for the first half was $0.8 million. Based on the company’s estimated year-end tax rate, the company provided for income taxes at an effective rate of 5% for the six months ending June 30, 2005.

Adjusted net income for the second quarter was $7.5 million, a 33% increase over the $5.6 million quarterly result in 2004. Adjusted net income has been adjusted to reflect a 39% tax rate and does not include i) idled assets depreciation of $1.3 million and ii) convertible debt conversion charge of $7.2 million.

With the impact of the idled assets and debt conversion, the Company recorded net income of $4.2 million for second quarter and $15.4 million year-to-date 2005, compared to net income of $5.6 million for the second quarter and $10.9 million year-to-date 2004.

Adjusted basic earnings per share were $.44 per share, a 38% increase over the $.32 per share result in the second quarter of 2004. Adjusted basic earnings per share has been adjusted to reflect a 39% tax rate and does not include i) idled assets depreciation of $1.3 million and ii) convertible debt conversion charge of $7.2 million.

Basic earnings per share, including the impact of the idled assets and debt conversion, were $.25 for the second quarter and $.93 year-to-date 2005, compared to $.32 basic earnings per share for the second quarter and $.57 year-to-date 2004.

Idled assets marketed for sale depreciation:
Titan recorded depreciation for idled assets marketed for sale of $1.3 million for second quarter 2005, and $2.7 million year-to-date 2005, as compared to no expense recorded for these time periods during 2004.

Noncash convertible debt conversion charge:
Titan recorded a charge for the noncash convertible debt of $7.2 million for second quarter and year-to-date 2005, as compared to no expense recorded for these time periods during 2004.

Acquisition update:
Titan Tire Corporation, a subsidiary of the Company, entered into a definitive agreement to purchase the assets of The Goodyear Tire & Rubber Company’s North American farm tire business on February 28, 2005. The closing is subject to certain conditions. At the closing, Titan will purchase the assets of Goodyear’s farm tire business for approximately $100 million. The termination date of the agreement has been extended to September 1, 2005, and the transaction is anticipated to close during the third quarter of 2005.

On July 26, 2005, Titan Tire Corporation received approval from the International leadership of the United Steelworkers of America (USWA) to begin negotiations with USWA Local 745 in Freeport, Illinois. A contract must be approved by the USWA membership in Freeport for the sale to Titan to be finalized.

Additional information:
For additional information and Management’s Discussion and Analysis of Financial Condition and Results of Operations, see the company’s Form 10-Q filed with the Securities and Exchange Commission on July 27, 2005.

Safe harbor statement:
This press release includes forward-looking statements that involve risks and uncertainties, including risks as detailed in Titan International, Inc.’s periodic filings with the Securities and Exchange Commission, including the annual report on Form 10-K for the year ended December 31, 2004. The Company cautions that any forward-looking statements included in this press release are subject to a number of risks and uncertainties and the Company undertakes no obligation to publicly update or revise any forward-looking statements.

Company description:
Quincy, IL. - Titan International, Inc. (NYSE: TWI), a holding company, owns subsidiaries that supply wheels, tires and assemblies for off-highway equipment used in agricultural, earthmoving/construction, and consumer (i.e. all terrain vehicles and trailers) applications.

Contact: Lisa Ross, Communications Coordinator
(217) 221-4489

Titan International, Inc.
Consolidated Statements of Operations (Unaudited)
For the three and six months ended June 30, 2005 and 2004

Amounts in thousands except earnings per share data.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Net sales	$134,709	$121,188	$270,838	$288,164
Cost of sales	112,207	99,872	224,255	239,555
Gross profit	22,502	21,316	46,583	48,609

Selling, general & administrative expenses	8,018	8,260	16,445	19,972
Research & development expenses	210	385	393	1,207
Idled assets marketed for sale depreciation	1,334	0	2,680	0
Goodwill impairment on Titan Europe	0	0	0	2,988
Income from operations	12,940	12,671	27,065	24,442

Interest expense	(2,353)	(4,615)	(4,942)	(9,765)
Noncash convertible debt conversion charge	(7,225)	0	(7,225)	0
Equity income from unconsolidated affiliate	846	788	2,038	788
Other (expense) income	(442)	88	(724)	134
Income before income taxes	3,766	8,932	16,212	15,599

(Benefit) provision for income taxes	(434)	3,289	811	4,680

Net income	$4,200	$5,643	$15,401	$10,919

Earnings per common share:
Basic	$.25	$.32	$.93	$.57
Diluted	.23	.32	.74	.57

Average common shares outstanding:
Basic	16,900	17,379	16,628	19,288
Diluted	25,186	17,436	25,128	19,317

Adjustment Calculations (Unaudited)
Amounts in thousands except per share data

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Income from operations	$12,940	$12,671	$27,065	$24,442
Add back: Idled assets marketed for sale depreciation	1,334	0	2,680	0
Less Titan Europe income from operations	0	0	0	(420)
Adjusted income from operations	$14,274	$12,671	$29,745	$24,022

Net income	$4,200	$5,643	$15,401	$10,919
Add back: Idled assets marketed for sale depreciation	1,334	0	2,680	0
Add back: Noncash convertible debt conversion charge	7,225	0	7,225	0
Less Titan Europe income from operations	0	0	0	(420)
Adjustment to 39% tax rate for 2005	(5,241)	0	(9,375)	0
Adjusted net income	$7,518	$5,643	$15,931	$10,499

Adjusted earnings per common share:
Basic	$.44	$.32	$.96	$.54
Diluted	.34	.32	.71	.54

Segment Information
Revenues from external customers (Unaudited)
Amounts in thousands
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2005	2004	2005	2004
Agricultural	$90,819	$79,826	$180,278	$183,132
Earthmoving/Construction	35,721	33,662	74,862	87,051
Consumer	8,169	7,700	15,698	17,981
Total	$134,709	$121,188	$270,838	$288,164

Consolidated Condensed Balance Sheets (Unaudited)
Amounts in thousands

	June 30,	Dec. 31
Assets	2005	2004
Current assets:
Cash & cash equivalents	$542	$1,130
Accounts receivable	69,976	52,781
Inventories	78,678	84,658
Deferred income taxes	6,711	6,711
Other current assets	9,418	9,388
Total current assets	165,325	154,668

Property, plant & equipment, net	75,572	80,644
Idled assets marketed for sale	28,165	31,245
Investment in unconsolidated affiliate	29,578	30,040
Restricted cash on deposit	24,500	24,500
Goodwill	11,702	11,702
Other noncurrent assets	19,178	21,367
Total assets	$354,020	$354,166

Liabilities & stockholders’ equity
Current liabilities:
Short-term debt (including current portion of long-term debt)	$177	$217
Accounts payable	29,775	26,733
Other current liabilities	14,928	12,820
Total current liabilities	44,880	39,770

Long-term debt	110,911	169,688
Deferred income taxes	9,164	9,164
Other long-term liabilities	27,447	28,663
Stockholders’ equity	161,618	106,881
Total liabilities & stockholders’ equity	$354,020	$354,166